SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         Metromedia Fiber Network, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

                       [LOGO OF METROMEDIA FIBER NETWORK]

                         METROMEDIA FIBER NETWORK, INC.
                  c/o Metromedia Fiber Network Services, Inc.
                              360 Hamilton Avenue
                          White Plains, New York 10601

April 11, 2001

Dear Stockholder:

On behalf of the board of directors, I wish to extend to you a cordial invitation to attend the annual meeting of stockholders of Metromedia Fiber Network, Inc., which will be held on the Concourse Level at 1285 Avenue of the Americas, New York, New York, on Friday, May 11, 2001 at 10:00 a.m., Eastern Daylight time. I look forward to greeting as many stockholders as possible at the annual meeting.

At the annual meeting, holders of class A common stock will be asked to vote on proposals to elect two class A directors to serve for a term of one year and until their successors are elected and qualified. All stockholders will be asked to vote on proposals to ratify the selection of Ernst & Young LLP as our independent accountants for the year ending December 31, 2001 and to consider and vote upon any other matters that may properly come before the annual meeting.

It is important that your shares be represented at the annual meeting, whether or not you are able to attend. Accordingly, you are urged to sign, date and mail the enclosed proxy promptly. If you later decide to attend the annual meeting, you may revoke your proxy and vote in person.

Thank you.

                                        Sincerely,


                                        /s/ Stephen A. Garofalo

                                        Stephen A. Garofalo
                                        Chairman and
                                        Chief Executive Officer

                         METROMEDIA FIBER NETWORK, INC.

                                   ----------

                  c/o Metromedia Fiber Network Services, Inc.
                              360 Hamilton Avenue
                          White Plains, New York 10601

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2001

                                   ----------

                             TO THE STOCKHOLDERS OF
                        METROMEDIA FIBER NETWORK, INC.:

      WE HEREBY NOTIFY YOU that we will hold the 2001 annual meeting of stockholders of Metromedia Fiber Network, Inc., a Delaware corporation, on Friday, May 11, 2001, at 10:00 a.m., Eastern Daylight time on the Concourse Level, 1285 Avenue of the Americas, New York, New York.

      At the annual meeting, we will ask holders of our class A common stock, par value $.01 per share, to consider and vote as a separate class upon the election of two members to Metromedia Fiber Network's board of directors to serve a one-year term as class A directors (Proposal 1). We will also ask holders of our class A common stock together with holders of our class B common stock, par value $.01 per share, to consider and vote as a single class upon the ratification of the selection of Ernst & Young LLP as our independent accountants for the year ending December 31, 2001 (Proposal 2), and any other business that may properly come before the annual meeting and any adjournments of the meeting. The board of directors is not aware of any other business that will be presented for consideration at the annual meeting.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSALS NO. 1 AND NO. 2 TO BE PRESENTED TO STOCKHOLDERS AT THE ANNUAL MEETING.

      Only stockholders of record at the close of business on March 30, 2001, the record date, will be entitled to notice of, and to vote at, the annual meeting and any adjournments of the meeting. The annual meeting may be adjourned from time to time without notice other than by announcement at the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection by any stockholder, for any reason germane to the annual meeting, during ordinary business hours during the ten days prior to the annual meeting at the law offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019. If you wish to view the list of stockholders, please contact the Secretary's Office at 201-531-8000.

      We hope that you will be able to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, please complete, sign, date and mail the enclosed proxy in the return envelope to assure that your shares are represented and voted at the annual meeting. If you do attend the annual meeting in person, you may revoke your proxy if you wish and vote your shares in person. Thank you for your cooperation and continued support.

                                        By Order of the Board of Directors,


                                        /s/ Robert J. Sokota

                                        Robert J. Sokota
                                        Secretary

White Plains, New York
April 11, 2001

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD IN ORDER THAT WE HAVE A QUORUM, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE (TO WHICH THE SENDER NEED AFFIX NO POSTAGE IF MAILED WITHIN THE UNITED STATES). IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, YOU SHOULD SIGN AND RETURN EACH SUCH PROXY TO ASSURE THAT YOU VOTE ALL OF YOUR SHARES. ALL REGISTERED HOLDERS SHOULD SIGN THE PROXY EXACTLY AS THE STOCK IS REGISTERED.

                         METROMEDIA FIBER NETWORK, INC.

                                   ----------

                  c/o Metromedia Fiber Network Services, Inc.
                              360 Hamilton Avenue
                             White Plains, NY 10601

                                   ----------

                                PROXY STATEMENT
                     FOR AN ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2001

                                   ----------

      We are furnishing this proxy statement to the holders of shares of class A common stock, par value $0.01 per share, and shares of class B common stock, par value $0.01 per share, of Metromedia Fiber Network, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held at 10:00 a.m., Eastern Daylight time on Friday, May 11, 2001 on the Concourse Level, 1285 Avenue of the Americas, New York, New York, and any adjournments of the meeting. We are mailing this proxy statement and the accompanying proxy card, along with our Annual Report on Form 10-K for the year ended December 31, 2000, to the stockholders of the Company on or about April 11, 2001.

                    INFORMATION REGARDING THE ANNUAL MEETING

      General. We are furnishing this proxy statement to holders of common stock in connection with the solicitation of proxies by our board of directors for use at the annual meeting and any adjournments of the meeting. Each copy of this Proxy Statement being mailed or delivered to our stockholders is accompanied by a proxy card and the Notice of Annual Meeting of Stockholders. Our Annual Report to Stockholders and Annual Report on Form 10-K, including financial statements for the year ended December 31, 2000, accompany but do not constitute part of this Proxy Statement.

      Proposals. We will hold the annual meeting on the Concourse Level at 1285 Avenue of the Americas, New York, New York, on Friday, May 11, 2001, beginning at 10:00 a.m., Eastern Daylight time. At the annual meeting, we will ask holders of our class A common stock to consider and vote as a separate class upon the election of two members to our board of directors to serve one-year terms as class A directors (Proposal 1). We will also ask holders of the class A common stock together with holders of the class B common stock to consider and vote as a single class upon the ratification of the selection of Ernst & Young LLP as our independent accountants for the year ending December 31, 2001 (Proposal 2), and any other matters as may properly come before the annual meeting.

      Our board of directors knows of no business that will be presented for consideration at the annual meeting other than the matters described in this proxy statement.

      Proxies. The proxies named on the accompanying proxy cards will vote the shares that are subject to all properly executed proxy cards delivered pursuant to this solicitation and not revoked at the annual meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. With regard to other proposals, you may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or you may abstain from voting on any or all proposals. You should specify your respective choices on the accompanying proxy card. If you do not give specific instructions with regard to the matters to be voted upon, the proxies will vote the shares of class A common stock represented by a signed proxy card "FOR" Proposals No. 1 and No. 2, each as listed on the proxy card. If any other matters properly come before the annual meeting, the proxies will vote upon such matters according to their judgment.

      All proxy cards delivered pursuant to this solicitation are revocable at any time prior to the annual meeting at the option of the persons executing them by giving written notice to our corporate Secretary, by delivering a later dated proxy card or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy. You should address any written notices of revocation and other communications with respect to revocations of proxies to: Metromedia Fiber Network, Inc., One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention: Robert J. Sokota, Secretary.

      We will initially solicit proxies by mail, but directors, officers and selected employees may solicit proxies from you personally or by telephone, facsimile or other forms of communication. Such directors, officers and employees will not receive any additional compensation for such solicitation. We also will request brokerage houses, nominees, fiduciaries and other custodians to forward soliciting materials to beneficial owners, and we will reimburse such persons for their reasonable expenses incurred in doing so. All expenses incurred in connection with the solicitation of proxies will be borne by us.

      Record Date; Quorum. Only holders of record of common stock as of the close of business on March 30, 2001, the record date, will be entitled to notice of, and to vote at, the annual meeting. As of the record date, there were (i) 532,288,948 shares of class A common stock outstanding and entitled to vote at the annual meeting, held by approximately 975 stockholders of record, which number includes nominees for an undeterminable number of beneficial owners, with each share entitled to one vote, and (ii) 67,538,544 shares of class B common stock outstanding and entitled to vote at the annual meeting, held by 5 stockholders of record, with each share entitled to ten votes. The presence, in person or by proxy, of one-third of the total votes of the outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. Except with respect to broker non-votes, the consequences of which are described below, shares of common stock represented by proxies marked "ABSTAIN" for any proposal presented at the annual meeting and shares of common stock held by persons in attendance at the annual meeting who abstain from voting on any proposal will be counted for purposes of determining the presence of a quorum but will not be voted for or against such proposal. Because of the vote required (see below) to approve the proposals presented at the annual meeting, abstentions will have the effect of a vote against such proposal (other than Proposal No. 1). We will consider shares as to which a broker indicates it has no discretion to vote and which are not voted as not present at the annual meeting for purposes of proposals presented at the meeting. Because of the vote required to approve the proposals at the annual meeting, broker non-votes will have no effect on the outcome of the vote on any of such proposals. With respect to the election of directors, we will disregard abstentions and broker non-votes, and they will have no effect on the vote.

      Vote Required. The affirmative vote of the holders of a plurality of shares of class A common stock, voting as a separate class, present in person or represented by proxy at the annual meeting, will be required to elect each of the class A directors to our board of directors. The affirmative vote of the holders of a majority of votes represented by shares of class A common stock and class B common stock, voting as a single class, present in person or represented by proxy at the annual meeting, will be required to approve and adopt each of the matters identified in this proxy statement as being presented to holders of shares of both classes of common stock at the annual meeting, each of which will be voted upon separately at the annual meeting. In voting on each such matter, holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share.

                               SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

      The following table provides you with certain information, as of March 27, 2001, regarding the beneficial ownership of our voting stock after giving effect to our stock splits by (i) each of our directors and director nominees, (ii) each person whom we believe beneficially owns more than 5% of our outstanding voting stock, (iii) each named executive officer and (iv) all our executive officers and directors as a group. In accordance with the rules promulgated by the Securities and Exchange Commission, such ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of a security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, each stockholder listed below has sole voting and investment power of the shares beneficially owned by such person.

                                                      Class A                             Class B
                                                  Common Stock(1)                     Common Stock(2)               Percent of
                                         ------------------------------      -------------------------------           Total
                                           Number               Percent        Number               Percent            Voting
                                         of Shares             of Class      of Shares              of Class           Power
                                         ---------             --------      ---------              --------        ----------
Stephen A. Garofalo ..............      89,407,224(3)            16.8%              --                  --              7.4%
Metromedia Company(4) ............              --(5)              --(5)    62,924,096                93.2%            52.1%(5)
Putnam Investments, LLC ..........      47,416,062(6)             9.0%              --                  --              3.9%
Bell Atlantic Investments, Inc. ..      51,116,218(7)             9.6%              --                  --              4.2%
Gerard Benedetto .................         992,500(8)               *               --                  --                *
Nicholas M. Tanzi ................         710,860(9)               *               --                  --                *
Silvia Kessel ....................       1,000,144(10)              *               --                  --                *
John W. Kluge ....................       3,177,100(11)(12)          *(12)   62,924,096(13)            93.2%            52.4%
David Rockefeller ................       3,897,208(14)              *               --                  --                *
Stuart Subotnick .................       4,683,500(15)              *(16)   67,538,544(17)           100.0%            56.2%
Leonard White ....................          30,000(18)              *               --                  --                *
Sherman Tuan .....................       2,193,112(19)              *               --                  --                *
William La Perch .................          82,500(20)              *               --                  --                *
David A. Persing .................              --                 --               --                  --               --
John Chalsty .....................              --                 --               --                  --               --
David Rand .......................         964,403(21)              *               --                  --                *
Howard M. Finkelstein(22) ........      17,156,000(23)            3.2%              --                  --              1.5%
Vincent A. Galluccio(24) .........       2,598,030(25)              *               --                  --                *
Janus Capital Corporation ........      26,562,436(26)            5.5%              --                  --              2.2%
All Directors and Executive
    Officers as a Group ..........     107,138,551(27)           20.1%      67,538,544               100.0%              64%

----------
*     less than 1.0%

(1) The percent of class A common stock shown does not include outstanding shares of class B common stock or shares of class A common stock issuable upon conversion at any time of the class B common stock.

(2) The shares of class B common stock are convertible at any time into shares of class A common stock at the rate of one share of class A common stock for each share of class B common stock and the holders of shares of class B common stock are entitled to 10 votes per share.

(3) Includes presently exercisable options to purchase 6,084,000 shares of class A common stock at an exercise price of $0.123 per share of which 5,435,888 shares are held by the Stephen A. Garofalo 1999 Annuity Trust No. 1 and 301,524 shares are held by the Stephen A. Garofalo 1999 Annuity Trust No. 2. Mr. Garofalo is the trustee of both trusts. Also includes presently exercisable options to purchase 175,000 shares of class A common stock at an exercise price of $28.5625 per share and 813,378 shares of class A common stock owned by the Garofalo Foundation, Inc. Mr. Garofalo's address is c/o Metromedia Fiber Network, Inc., 360 Hamilton Avenue, White Plains, New York 10601.

(4) Metromedia Company's address is 810 Seventh Avenue, 29th Floor, New York, New York 10019.

(5) Upon conversion of the shares of class B common stock, Metromedia Company will hold 62,924,096 shares of class A common stock which will equal approximately 10.6% of the class A common stock and 9.8% of the total voting power.

(6) Based solely upon the Schedule 13G/A, dated February 20, 2001, filed by Putnam Investments, LLC. Putnam Investments, LLC's address is One Post Office Square, Boston, Massachusetts 02109.

(7) Bell Atlantic Investments, Inc. owns 8.5% of the outstanding shares of class A common stock upon giving effect to the conversion of the outstanding shares of class B common stock into shares of class A common stock. Bell Atlantic Investments, Inc. also holds one or more convertible notes in an aggregate principal amount of up to $975,281,364, which notes are convertible into shares of class A common stock at a conversion price of $17.00 per share. Bell Atlantic Investments, Inc.'s address is 3900 Washington Street, Second Floor, Wilmington, Delaware 19802.

(8) Includes presently exercisable options to purchase 650,000, 150,000, 37,500, and 37,500 shares of class A common stock at an exercise price of $.96875, $2.625, $13.1875 and $28.5625 per share respectively.

(9) Includes presently exercisable options to purchase 123,360, 37,500 and 250,000 shares of class A common stock at an exercise price of $2.625, $13.1875 and $19.875 per share, respectively. Mr. Tanzi's address is c/o Metromedia Fiber Network, Inc., 360 Hamilton Avenue, White Plains, New York 10601.

(10) Includes presently exercisable options to acquire 800,144 and 200,000 shares of class A common stock at an exercise price of $0.123 and $28.5625 per share, respectively. Does not include shares owned by Metromedia Company. Ms. Kessel is employed by Metromedia Company and disclaims beneficial ownership of the shares owned by Metromedia Company.

(11) Includes presently exercisable options to acquire 700,000 shares of class A common stock at an exercise price of $28.5625 per share. Mr. Kluge's address is c/o Metromedia Company, 810 Seventh Avenue, 29th Floor, New York, New York 10019.

(12) Upon conversion of the shares of class B common stock beneficially owned by Mr. Kluge, Mr. Kluge will beneficially own an additional 62,924,096 shares of class A common stock which together with the shares of class A common stock currently beneficially owned by Mr. Kluge will equal approximately 11.32% of the class A common stock and 10.5% of the total voting power.

(13) Includes 62,924,096 shares owned by Metromedia Company. Mr. Kluge is a director of our company, and a trust affiliated with Mr. Kluge is a general partner of Metromedia Company.

(14) Represents 3,787,208 shares owned by DR & Descendants LLC, of which Mr. Rockefeller is Managing Member and for which he exercises voting and investment power. Also includes presently exercisable options to purchase 80,000 and 30,000 shares of class A common stock at an exercise price of $1.00 and $28.5625 per share, respectively. Mr. Rockefeller disclaims beneficial ownership of shares owned by DR & Descendants LLC except as to the one-seventh (1/7) of such shares attributable to his proportionate interest in the LLC. The other interests of the LLC are owned by Mr. Rockefeller's six children.

(15) Includes presently exercisable options to acquire 2,733,500 and 700,000 shares of class A common stock at an exercise price of $0.123 and $28.5625 per share, respectively. Also includes 1,250,000 shares of class A common stock owned by three trusts for which Mr. Subotnick serves as trustee. Mr. Subotnick's address is c/o Metromedia Company, 810 Seventh Avenue, 29th Floor, New York, New York 10019.

(16) Upon conversion of the shares of class B common stock beneficially owned by Mr. Subotnick, Mr. Subotnick will beneficially own an additional 67,538,544 shares of class A common stock which is equal to approximately 11.8% of the class A common stock and 12.0% of the total voting power.

(17) Includes 62,924,096 shares owned by Metromedia Company. Mr. Subotnick is a director of our company and is a general partner of Metromedia Company. Also includes 160,000 shares owned by trusts affiliated with Mr. Subotnick.

(18) Includes 30,000 presently exercisable options to acquire shares of class A common stock at an exercise price of $28.5625 per share.

(19) Includes presently exercisable options to purchase 183,250; 293,750; 23,500; 228,050; 11,750; 70,500; 333,334 and 50,000 shares of class A common stock at an exercise price of $0.009; $.0855; $.2555; $2.128; $2.58; $16.596; $13.187 and $28.5625, respectively.

(20) Includes presently exercisable options to purchase 82,500 shares of class A common stock at an exercise price of $25.125 per share.

(21) Includes presently exercisable options to purchase 203,557, 226,750, 70,500, 250,000 and 100,000 shares of class A common stock at an exercise price of $2.128, $11.104, $16.596, $13.1875 and $28.5625, respectively.

(22) Mr. Finkelstein resigned his position with us during 2000. The beneficial ownership information with respect to shares of class A common stock beneficially owned by Mr. Finkelstein is based on the information contained in the Form 4, dated May 31, 2000, filed by Mr. Finkelstein in connection with his resignation.

(23) Includes presently exercisable options to purchase 18,106,000 and 200,000 shares of class A common stock at an exercise price of $0.123 and $28.3125 per share, respectively, and 40,000 shares of class A common stock owned by the Howard and Susan Finkelstein Foundation, Inc. and 60,000 shares of class A common stock owned by members of Mr. Finkelstein's family. The information regarding presently exercisable options to acquire shares of class A common stock is current through March 27, 2001.

(24) Mr. Galluccio resigned his position with us in November 2000. The beneficial ownership information with respect to shares of class A common stock beneficially owned by Mr. Galluccio is based in part on the Form 4 filed by Mr. Galluccio, dated July 6, 2000.

(25) Includes presently exercisable options to purchase 2,088,680, 400,000 and 150,000 shares of class A common stock at an exercise price of $0.123, $1.00 and $2.625 per share, respectively and 34,350 shares owned by Mr. Galluccio's spouse. The information regarding presently exercisable options to acquire shares of class A common stock is current through March 27, 2001.

(26) Based solely on the Schedule 13-G/A, dated February 15, 2001 filed by Janus Capital Corporation and Thomas H. Bailey. Mr. Bailey's and Janus Capital Corporations's address is 100 Fillmore Street, Denver, Colorado 80206-4923.

(27) Includes presently exercisable options to acquire shares of class A common stock in the amounts and at the exercise prices set forth in the other footnotes to this table, as applicable, and 67,538,544 shares of class B common stock.

      Stock Splits. On March 2, 2000, the executive committee of the board of directors approved a two-for-one stock split of the shares of class A common stock and class B common stock in the form of a 100% stock dividend. Stockholders of record as of the close of business on March 14, 2000 were entitled to the stock dividend. The stock dividend was issued to stockholders on April 17, 2000. As of March 30, 2001, adjusted for the effect of the stock split, we had 532,288,948 shares of class A common stock outstanding and 67,538,544 shares of class B common stock outstanding. The share and per share amounts set forth in this proxy statement have been adjusted to reflect the stock split.

                        DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information regarding the directors and executive officers of Metromedia Fiber Network:

Name                   Age  Position Held
----                   ---  -------------
Stephen A. Garofalo..  49   Chairman of the Board and Chief Executive Officer
Nicholas M. Tanzi....  42   President and Chief Operating Officer and Director
Gerard Benedetto.....  44   Senior Vice President--Chief Financial Officer
Silvia Kessel........  50   Executive Vice President and Director
William La Perch.....  45   President--Enterprise Services
Sherman Tuan.........  47   Chief Executive Officer AboveNet Communications,
                               Inc. and Director
David Rand...........  38   Executive Vice President and Director
David A. Persing.....  43   Director
John W. Kluge........  86   Director
David Rockefeller....  85   Director
Stuart Subotnick.....  59   Director
Leonard White........  61   Director
John S. Chalsty......  67   Director

Directors of Metromedia Fiber Network

      The board of directors of Metromedia Fiber Network presently consists of eleven members. Holders of the class B common stock are entitled to elect nine members of the board of directors and holders of the class A common stock are entitled to vote as a separate class to elect two directors. Members of each class of directors will hold office until their successors are elected and qualified. The directors elected by the holders of the class A common stock are elected by a plurality vote of all votes cast by such holders at each annual meeting of stockholders of Metromedia Fiber Network entitled to vote for such directors. The directors hold office for a one-year term. The class A directors, whose term expires at the annual meeting, are Stephen A. Garofalo and Nicholas
M. Tanzi, and the class B directors are Silvia Kessel, John W. Kluge, David Rockefeller, Stuart Subotnick, David A. Persing, Sherman Tuan, David Rand, Leonard White and John S. Chalsty.

      John S. Chalsty was elected as a class B member of our board of directors on March 15, 2001.

      For more information regarding each of Metromedia Fiber Network's directors, including biographical information, see "PROPOSAL NO. 1 ELECTION OF DIRECTORS."

Meetings and Certain Committees of the Board

      The board of directors held five regular meetings during 2000. In addition, the board of directors took action by unanimous written consent four times in 2000. All directors attended at least 75% of the aggregate total number of meetings of the board of directors and all committees of the board of directors on which they served except that John W. Kluge attended less than 75% of such meetings.

      The board of directors has delegated certain functions to the following standing committees:

      The Executive Committee. The executive committee was created on December 3, 1997 and is authorized to exercise, to the extent permitted by law, all of the powers of the board of directors in the management of corporate matters including, without limitation, the power and authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger in connection with our merger or the merger of any of our subsidiaries. The executive committee took action by unanimous written consent twenty-two times in 2000. The members of the Executive Committee are Stuart Subotnick, Stephen A. Garofalo, Nicholas M. Tanzi and Silvia Kessel.

      The Audit Committee. As set forth in our Audit Committee Charter, a copy of which is attached as Appendix A, the audit committee is responsible for, among other things, (a) reviewing the professional services and independence of our independent auditors and the scope of the annual external audit recommended by the independent auditors, (b) ensuring that the scope of the annual external audit is sufficiently comprehensive, (c) reviewing, in consultation with our independent auditors and our internal auditors, the plan and results of the annual external audit, the adequacy of our internal control systems and the results of our internal audit and (d) reviewing with management and our independent auditors our annual financial statements, financial reporting practices and the results of such external audit. The audit committee held four regular meetings during 2000. The current members of the audit committee are Silvia Kessel, Leonard White and David Rockefeller. All of the members of the audit committee except Silvia Kessel are independent directors as defined by Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. Ms. Kessel is Executive Vice President of Metromedia Fiber Network and is thus not independent as defined by Rule 4200(a)(15) of the NASD listing standards. Ms. Kessel was elected to the audit committee in March 1998. Ms. Kessel was selected as a member of the audit committee because of her experience and knowledge of corporate financial and accounting matters. We are currently in the process of selecting an additional director who meets the Audit Committee Composition requirements of Rule 4350(d)(2)(A) of the NASD listing standards to become a member of our audit committee.

      The Compensation Committee. As set forth in our Compensation Committee Charter, the compensation committee's functions include reviewing, approving, recommending and reporting to the board of directors on matters specifically relating to the compensation of our executive officers and other key personnel and to administer our stock option plans. The compensation committee took action by unanimous written consent thirty-two times during 2000. The current members of the compensation committee are David Rockefeller and Leonard White.

      The Nominating Committee. The nominating committee's principal function is to identify candidates and recommend to the board of directors nominees for membership on the board of directors. The nominating committee expects normally to be able to identify from its own resources the names of qualified nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees, provided our stockholders follow procedures specified in our by-laws. These procedures provide that, in order to nominate an individual to the board of directors, a stockholder must provide timely notice of such nomination in writing to the secretary of Metromedia Fiber Network and a written statement by the candidate of his or her willingness to serve. The notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of common stock beneficially owned by the stockholder giving such notice. To be timely, notice must be received by us not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the annual meeting is given, such notice must be received within 10 days following the earlier of (i) public disclosure by us of the date of the annual or special meeting at which directors are to be elected or (ii) the day on which such notice of the date of the meeting was mailed. For purposes of this notice requirement, disclosure will be deemed to be first made when disclosure of such date of the annual or special meeting of stockholders is first made in a press release reported by the Dow Jones News Service, Associated Press or other comparable national news services, or in a document which has been publicly filed by us with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. Any such nominations should be submitted in writing to Metromedia Fiber Network, Inc., One Meadowlands Plaza, East Rutherford, New Jersey, 07073, Attention:
Robert J. Sokota, Secretary. The nominating committee recommends individuals to serve as directors and includes members who have been elected by the class B stockholders. The nominating committee took action by unanimous written consent one time during 2000. The current members of the nominating committee are David
A. Persing, Nicholas M. Tanzi and Silvia Kessel.

Compensation of Directors

      During 2000, each director of Metromedia Fiber Network who was not an officer, employee or affiliate of Metromedia Fiber Network was entitled to receive a $20,000 annual retainer plus a separate attendance fee of $1,200 for each meeting of the board of directors attended in person or $500 for each meeting of the board of directors in which the non-employee director participated by conference telephone call. Members of committees of the board of directors are paid $500 for each meeting attended. In addition, our 1998 and 1997 Incentive Stock Plans entitle any non-employee director who meets the criteria for "outside director" under Section 162(m) of the Internal Revenue Code ("Independent Directors") and who first serves on the board of directors after the adoption of the Incentive Stock Plans to receive awards under such plans of 80,000 shares of class A common stock, each having an exercise price equal to the fair market value of a share of class A common stock on the date of grant. Awards to non-employee directors under the 1998 Incentive Stock Plan will be aggregated with awards under the 1997 Incentive Stock Plan so that total awards will not exceed 80,000 shares of class A common stock.

      On January 14, 2000, we granted David Rockefeller, Leonard White, John W. Kluge, Stuart Subotnick, Stephen Garofalo, David Rand, Silvia Kessel and Sherman Tuan options to purchase 120,000, 120,000, 700,000, 700,000, 700,000, 400,000,
200,000 and 200,000, respectively, shares of class A common stock at an exercise price of $28.5625 per share in connection with their service as members of our board of directors.

Audit Committee Report

      The audit committee oversees Metromedia Fiber Network's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors' independence from management and the company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

      The audit committee discussed with Metromedia Fiber Network's independent auditors the overall scope and plans for their audit. The audit committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Metromedia Fiber Network's internal controls, and the overall quality of Metromedia Fiber Network's financial reporting.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The audit committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of Metromedia Fiber Network's independent auditors.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Ms. Silvia Kessel
Mr. Leonard White
Mr. David Rockefeller

April 4, 2001

Executive Officers of Metromedia Fiber Network

      Set forth below is the background of each of Metromedia Fiber Network's executive officers other than those who are also directors (for the backgrounds of each of Metromedia Fiber Network's directors, including biographical information, see "PROPOSAL NO. 1 ELECTION OF DIRECTORS" below).

      GERARD BENEDETTO has been Senior Vice President-Chief Financial Officer since May 1999 and was Vice President-Chief Financial Officer from February 1998 until May 1999. From July 1995 to January 1998, he was Vice President-Chief Accounting Officer at Metromedia International Telecommunications, Inc. From October 1993 to July 1995 he was Senior Vice President-Chief Financial Officer at Metromedia Restaurant Group. From February 1985 to October 1993, he was vice president-chief financial officer at Metromedia Communications Corporation.

      WILLIAM LA PERCH has been President-Enterprise Services since January 2000. From November 1989 to October 1999 he was Vice President of Network Services at MCI Communications. From August 1982 to October 1989 he held various management positions at NYNEX.

Executive Compensation

      The following Summary Compensation Table sets forth information on compensation awarded to, earned by or paid to the Chief Executive Officer and our four other most highly compensated executive officers whose individual compensation exceeded $100,000 during the years ended December 31, 2000, December 31, 1999 and December 31, 1998 for services rendered in all capacities to us and our subsidiaries. The persons listed in the table below are referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                                                 Long-Term
                                                                 Annual Compensation                        Compensation Awards
                                                       -------------------------------------------   -------------------------------
                                                                                        Other          Number of
                                                                                        Annual           Shares           All Other
                                                       Salary            Bonus          Compen-        Underlying       Compensation
Name and Principal Position                Year          ($)              ($)        sation ($)(1)   Stock Options(2)        ($)
---------------------------                ----        -------          -------      -------------   ----------------   ------------
Stephen A. Garofalo...................     2000        408,077          100,000          24,060          700,000(3)              --
    Chairman and Chief                     1999        368,231          100,000          24,149               --                 --
    Executive Officer                      1998        328,385          100,000          23,301               --                 --

Nicholas M. Tanzi.....................     2000        326,539           41,923           5,536               --                 --
    President and Chief                    1999        209,616           92,000           5,585        1,150,000(5)              --
    Operating Officer(4)                   1998        158,000           65,000           2,819          600,000(6)              --

Gerard Benedetto......................     2000        249,231           44,500           5,795          225,000(7)              --
    Senior Vice                            1999        222,500           36,285           5,661          150,000(8)              --
    President-Chief                        1998        181,523               --           3,355        2,200,000(9)              --
    Financial Officer

William La Perch......................     2000        240,385               --           4,467          405,000(11)             --
    President-Enterprise                   1999             --               --              --               --                 --
    Services(10)                           1998             --               --              --               --                 --

Sherman Tuan..........................     2000        246,475          200,000           9,945          200,000(13)             --
    Chief Executive                        1999         82,916           37,840           2,244        1,070,500(14)             --
    AboveNet                               1998             --               --              --               --                 --
    Communications, Inc.(12)

Howard Finkelstein....................     2000        129,808           58,334           8,561          600,000(16)             --
    Former Chief Operating                 1999        361,923          100,000          24,149               --                 --
    Officer and Vice                       1998        321,426          100,000          24,074               --                 --
    Chairman(15)

Vincent Galluccio.....................     2000        174,327           40,200           2,346               --                 --
    Former Senior                          1999        201,000           36,680           6,448               --                 --
    Vice President(17)                     1998        181,423               --           3,355          600,000(18)             --

----------
(1) Includes amounts paid as automobile allowance, insurance premiums and 401(k) matching funds.

(2)   This information gives effect to our 1998, 1999 and 2000 stock splits.

(3) Includes presently exercisable options to purchase 175,000 shares of class A common stock at an exercise price of $28.5625 per share and options to purchase 525,000 shares of class A common stock at $28.5625 per share which become exercisable ratably over a three year period commencing January 14, 2002.

(4) Mr. Tanzi was hired by us during 1997 and served as our Senior Vice President-Sales until his promotion to Chief Operating Officer and President in January 2000.

(5) Includes presently exercisable options to purchase 37,500 and 250,000 shares of class A common stock at an exercise price of $13.1875 and $19.875 per share respectively, and 112,500 and 750,000 shares of class A common stock at $13.1875 and $19.875 per share, respectively, which become exercisable ratably over three-year periods commencing September 16, 2001 and December 14, 2001, respectively.

(6) Includes presently exercisable options to purchase 223,360 shares of class A common stock at an exercise price of $2.625 per share and 300,000 shares of class A common stock at $2.625 per share which become exercisable ratably over a two-year period commencing August 31, 2001.

(7) Includes presently exercisable options to purchase 37,500 shares of class A common stock at an exercise price of $28.5625 per share and options to purchase 112,500 and 75,000 shares of class A common stock at an exercise price of $28.5625 and $11.6875 per share, respectively, which options become exercisable ratably over a three-year period commencing January 14, 2002 and a four-year period commencing November 30, 2001, respectively.

(8) Includes presently exercisable options to purchase 37,500 shares of class A common stock at an exercise price of $13.1875 per share and 112,500 shares of class A common stock at an exercise price of $13.1875 per share which become exercisable over a three-year period commencing September 16, 2001.

(9) Includes presently exercisable options to purchase 650,000 and 150,000 shares of class A common stock at an exercise price of $0.96875 and $2.625 per share, respectively, and options to purchase 400,000 and 112,500 shares of class A common stock at an exercise price of $0.96875 and $2.625 per share, respectively, which options become exercisable ratably over a one-year period commencing January 6, 2002 and a three- year period commencing September 16, 2001, respectively.

(10) Mr. La Perch became affiliated with us in January 2000 and, thus, the preceding year's compensation is not applicable.

(11) Includes presently exercisable options to purchase 82,500 shares of class A common stock at an exercise price of $25.125 per share and 247,500 shares of class A common stock at an exercise price of $25.125 per share, which become exercisable ratably over a three-year period commencing January 10, 2002, and 75,000 shares of class A common stock at an exercise price of $11.6875 which become exercisable ratably over a four-year period commencing November 30, 2001.

(12) Mr. Tuan became affiliated with us in 1999 and, thus, the preceding year's compensation is not applicable. Since 1999 Mr. Tuan has served as the Chief Executive Officer of our wholly-owned subsidiary AboveNet Communications, Inc.

(13) Includes presently exercisable options to purchase 50,000 shares of class A common stock at an exercise price of $28.5625 per share and options to purchase 150,000 shares of class A common stock at an exercise price of $28.5625 which become exercisable ratably over a three-year period commencing January 14, 2002.

(14) Includes presently exercisable options to purchase 70,500 and 333,334 shares of class A common stock at an exercise price of $16.596 and $13.1875 per share, respectively, and options to purchase 666,668 shares of class A common stock at an exercise price of $13.1875 which become exercisable ratably over a two-year period commencing September 16, 2001.

(15) Mr. Finkelstein served as our Chief Operating Officer and President during 1999 and was promoted to Vice Chairman in January 2000 and served in that capacity until April 2000. The compensation reported for 2000 represents less than a full year.

(16) Includes presently exercisable options to purchase 400,000 shares of class A common stock at an exercise price of $28.3125 and options to purchase 200,000 shares of class A common stock which become exercisable on April 12, 2002.

(17) Mr. Galluccio served as our Senior Vice President until his resignation in October 2000.

(18) Includes presently exercisable options to purchase 300,000 shares of class A common stock at an exercise price of $2.625 per share and options to purchase 300,000 shares of class A common stock which were cancelled in connection with Mr. Galluccio's resignation.

                               OPTION/SAR GRANTS
                    DURING THE YEAR ENDED DECEMBER 31, 2000

      The following table sets forth individual grants of stock options by us pursuant to our 1997 and 1998 Incentive Stock Plans or otherwise to the named executive officers during fiscal year 2000.

                                              % of Total
                            Number of         Granted to
                            Securities         Employees
                            Underlying         in Fiscal     Exercise      Expiration      Grant Date
Name                    Options Granted (#)      Year      Price ($/sh)       Date       Valuaton ($)(1)
----                    -------------------  -----------   ------------    ----------    ---------------
Stephen A. Garofalo ...       700,000            2.63%        28.5625        1/14/10       16,467,640

Nicholas M. Tanzi .....             0              --              --             --               --

Gerard Benedetto ......       150,000             .07%        28.5625        1/14/10        3,528,780
                               75,000             .03%        11.6875       11/30/10          721,973

William La Perch ......       330,000            1.13%         25.125        1/10/10        6,828,927
                               75,000             .03%        11.6875       11/30/10          721,973

Sherman Tuan ..........       200,000             .75%        28.5625        1/14/10        4,705,040

Howard Finkelstein ....       600,000            2.25%        28.3125        4/12/10       13,991,580

Vincent Galluccio .....             0              --              --             --               --

(1) The modified Black-Scholes method of option valuation has been used to determine grant date present value. The assumptions used in the Black-Scholes option valuation calculations are (i) an estimated future annual stock price volatility of 114.46%; (ii) a ten-year strip rate of 4.95% - 5.04%; (iii) a future dividend yield of 0%; and (iv) an expected life of five years.

                      AGGREGATED OPTION EXERCISES IN 2000
                   AND FISCAL YEAR-END OPTION AND SAR VALUES

      The following table sets forth information concerning the exercise of options by the named executive officers during the fiscal year 2000 and the number of unexercised options and SARs beneficially held by such officers as of the end of fiscal year 2000.

                                           Shares                             Number of Unexercised        Value of Unexercised
                                          Acquired            Value             Options and SARs         in the Money Options/SARs
                                             On             Realized          at Fiscal Year-End(#)        at Fiscal Year-End($)
Name                                      Exercise             ($)          Exercisable/Unexercisable  Exercisable/Unexercisable(1)
----                                      --------          --------        -------------------------  ----------------------------
Stephen A. Garofalo...............            0                --               6,084,000/700,000              61,600,500/--

Nicholas M. Tanzi.................         590,000         21,619,987           870,860/1,462,500           5,960,520/6,075,000

Gerard Benedetto..................         150,000          4,825,928           437,500/1,437,500          4,050,000/11,137,500

William La Perch..................            0                --                   0/405,000                      --/--

Sherman Tuan......................         160,000          4,739,425           1,144,134/866,666               8,209,350/--

Howard Finkelstein................         710,000         29,488,831          18,306,000/600,000              183,323,250/--

Vincent Galluccio.................         700,000         27,257,926           2,663,680/600,000          26,969,760/6,075,000

----------
(1) Calculated based on a closing price for the class A common stock of $10.125 per share reported by the Nasdaq National Market on December 29, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Trademark License Agreement. We are a party to a license agreement with Metromedia Company, pursuant to which Metromedia Company has granted us a nonexclusive, nontransferable, nonassignable right and license, without the right to grant sublicenses, to use the trade name, trademark and corporate name Metromedia in the United States and worldwide, royalty-free for a term of ten years. The license agreement with Metromedia Company can be terminated by Metromedia Company upon one month's prior written notice in the event that:

      o Metromedia Company or its affiliates own less than 20% of the common stock;

      o     a change in control of Metromedia Fiber Network occurs; or

      o any of the stock or all or substantially all of the assets of any of our subsidiaries are sold or transferred, in which case, the license agreement with Metromedia Company will terminate with respect to such subsidiary.

      A change in control of Metromedia Fiber Network is defined as:

      o     a transaction in which a person or group, within the meaning of
            Section 13(d)(3) of the Securities Exchange Act of 1934, not in existence at the time of the execution of the Metromedia license agreement becomes the beneficial owner of stock entitling such person or group to exercise 50% or more of the combined voting power of all classes of our stock;

      o a change in the composition of our board of directors whereby a majority of the members are not directors serving on the board of directors at the time of the license agreement with Metromedia Company or any person succeeding such director who was recommended or elected by such directors;

      o a reorganization, merger or consolidation where following consummation thereof, Metromedia Company would hold less than 20% of the combined voting power of all classes of our stock;

      o a sale or other disposition of all or substantially all of our assets; or

      o any transaction the result of which would be that the common stock would not be required to be registered under the Securities Exchange Act of 1934 and the holders of common stock would not receive common stock of the survivor to the transaction which is required to be registered under the Securities Exchange Act of 1934.

      In addition, Metromedia Company has reserved the right to terminate this trademark license agreement in its entirety immediately upon written notice to us if, in Metromedia Company's sole judgment, our continued use of Metromedia as a trade name would jeopardize or be detrimental to the good will and reputation of Metromedia Company.

      We have agreed to indemnify Metromedia Company and hold it harmless against any and all losses, claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and reasonable legal expenses, and other related expenses, arising in connection with the license agreement with Metromedia Company.

      Management Agreement. We are a party to the management agreement under which Metromedia Company provides us with consultation and advisory services relating to legal matters, insurance, personnel and other corporate policies, cash management, internal audit and finance, taxes, benefit plans and other services as we may reasonably request. The management agreement terminates on December 31 of each year, and is automatically renewed for successive one year terms unless either party terminates upon 60 days prior written notice. We are also obligated to reimburse Metromedia Company all its out-of-pocket costs and expenses incurred and advances paid by Metromedia Company in connection with the management agreement. In this agreement, we have agreed to indemnify Metromedia Company and hold it harmless from and against any and all damages, liabilities, losses, claims, actions, suits, proceedings, fees, costs or expenses, including reasonable attorneys' fees and other costs and expenses incident to any suit, proceeding or investigation of any kind imposed on, incurred by or asserted against Metromedia Company in connection with the management agreement. In 2000, Metromedia Company received no money for its out-of-pocket costs and expenses or for interest on advances extended by it to us under the management agreement. For the year ended December 31, 2000, we incurred $1,000,000 to Metromedia Company under this Agreement.

      Benedetto Loan. On December 18, 2000, the executive committee of the board of directors approved a loan in the amount of $980,000 to Mr. Benedetto our Chief Financial Officer, pursuant to a demand promissory note dated December 22, 2000. The amount outstanding as of March 30, 2001 was $980,000. The rate of interest charged on the note is a rate per annum equal to the applicable federal rate of interest, as determined by Section 1274(d) of the Internal Revenue Code of 1986, as amended, and published monthly by the Internal Revenue Service.

                    CERTAIN AGREEMENTS REGARDING EMPLOYMENT

Employment Agreements

      We have entered into employment agreements with Messrs. Garofalo, Tanzi, Benedetto and Tuan and a consulting agreement with Mr. Finkelstein. In addition, there are continuing obligations under the terminated employment agreements we entered into with Messrs. Finkelstein and Galluccio.

      Garofalo Employment Agreement. Mr. Garofalo's employment agreement, dated as of February 26, 1997, has a five-year term. It provides Mr. Garofalo a base salary of $295,000 for the first year, $335,000 for the second year, $375,000 for the third year, $415,000 for the fourth year and $455,000 for the fifth year. Mr. Garofalo is also entitled to receive an annual incentive bonus to be determined by the compensation committee of the board of directors. The incentive bonus will not be less than $100,000 per year. Mr. Garofalo's employment agreement also provides for other employee benefits such as a car allowance, life insurance, health care and certain disability and death benefits. In addition, Mr. Garofalo was granted options to purchase 6,084,000 shares of class A common stock at an exercise price of $.123 per share. These options are immediately exercisable and expire 10 years from their grant. We registered the shares of class A common stock underlying the options under the Securities Act upon the consummation of our initial public offering.

      Except in the case of disability, we may terminate Mr. Garofalo's employment only for cause, upon which termination Mr. Garofalo will have no right to receive any compensation or benefit from us. If the agreement is terminated without cause, or if Mr. Garofalo terminates his employment for good reason, we will be obligated to pay Mr. Garofalo an amount equal to the greater of:

      o his monthly base salary as then in effect multiplied by the number of months remaining in the term of his employment as of such termination date; and

      o     $1,000,000.

      Good reason is defined as:

      o a reduction in the nature or scope of Mr. Garofalo's titles, authorities, powers, duties or responsibilities;

      o a change in the method or formula for determining the bonus which results in a decrease in the amount of bonus payable to Mr. Garofalo;

      o the removal of Mr. Garofalo as a member of the board of directors, unless such removal occurs after termination of Mr. Garofalo's employment for cause;

      o a sale of all or substantially all of the ownership interests or assets of Metromedia Fiber Network or a merger or consolidation of Metromedia Fiber Network with any other corporation;

      o a change in control of Metromedia Fiber Network, defined as any person or entity becoming a beneficial owner as defined in Rule 13d-3 of the Securities Exchange Act of 1934 directly or indirectly of our securities representing 50% or more of the combined voting power of our then outstanding securities; or

      o a material breach by us of our affirmative or negative covenants or undertakings in the employment agreement and a failure to remedy such breach within 15 days.

      Mr. Garofalo has agreed not to compete with us for a period of one year following termination of his employment agreement. During this non-compete period, Mr. Garofalo will be entitled to receive an amount equal to his base salary as in effect on the date of termination so long as the agreement was not terminated prior to the expiration of the term by either party.

      Tanzi Employment Agreement. Mr. Tanzi's employment agreement with us expired by its terms on August 31, 2000. We are in the process of finalizing a new employment agreement with Mr. Tanzi which we anticipate will be signed shortly.

      Benedetto Employment Agreement. Mr. Benedetto's employment agreement, dated as of August 28, 1998, as amended and extended as of September 1, 2000, sets forth the terms of Mr. Bendetto's employment with us through August 31, 2002. It provides Mr. Benedetto with a minimum base salary of $250,000 per year. Mr. Benedetto is also entitled to receive an annual incentive bonus, which is dependent upon our performance, to be determined by the compensation committee of the board of directors. If approved by the compensation committee, the incentive bonus has a target of 40% of Mr. Benedetto's base salary. Mr. Benedetto's employment agreement also provides for other employee benefits such as the right to participate in all group health and insurance programs. In addition, in connection with the amendment to Mr. Benedetto's employment agreement with us, Mr. Benedetto was granted options to purchase 75,000 shares of class A common stock at an exercise price of $11.6875 per share. Those shares have been registered under the Securities Act on Form S-8.

      Except in the case of disability or a change of control, we may terminate Mr. Benedetto's employment only for cause upon which termination Mr. Benedetto will have no right to receive any compensation or benefit from us. In the event that (i) Mr. Benedetto's employment is terminated for any reason other than for cause, (ii) there is a change of control of Metromedia Fiber Network and Mr. Benedetto is requested in connection with such change of control to perform his duties under this agreement on a regular, full-time basis at a location further than 75 miles from Mr. Benedetto's current principal office location, then in either case Mr. Benedetto, in his sole and absolute discretion, may deem this agreement to be terminated by us without cause. Upon such termination, Mr. Benedetto will be entitled to receive his base salary for the remaining term of his employment agreement, all previously earned and accrued entitlements and benefits from us and our employee benefit plans and an amount equal to 25% of Mr. Benedetto's base salary. In addition, upon termination of Mr. Benedetto's employment without cause within one year of a change in control, all of the outstanding unvested options granted to Mr. Benedetto shall become immediately exercisable. Mr. Benedetto has agreed not to compete with us or any affiliated company for a period of two years following termination of his employment agreement.

      La Perch Employment Agreement. Mr. La Perch's employment agreement, dated as of November 30, 2000, sets forth the terms of Mr. La Perch's employment with us through December 1, 2002. It provides Mr. La Perch with a minimum base salary of $250,000 per year. Mr. La Perch is also entitled to receive an annual incentive bonus, which is dependent upon our performance, to be determined by the compensation committee of the board of directors. If approved by the compensation committee, the incentive bonus has a target of 40% of Mr. La Perch's base salary. Mr. La Perch's employment agreement also provides for other employee benefits such as the right to participate in all group health and insurance programs. In addition, in connection with entering into an employment agreement with us, Mr. La Perch was granted options to purchase 75,000 shares of class A common stock at an exercise price of $11.6875 per share. Those shares have been registered under the Securities Act on Form S-8.

      Except in the case of disability or a change of control, we may terminate Mr. La Perch's employment only for cause, upon which termination Mr. La Perch will have no right to receive any compensation or benefit from us. In the event that (i) Mr. La Perch's employment is terminated for any reason other than for cause, (ii) there is a change of control of Metromedia Fiber Network and Mr. La Perch is requested in connection with such change of control to perform his duties under this agreement on a regular, full-time basis at a location further than 75 miles from Mr. La Perch's current principal office location, then in either case Mr. La Perch, in his sole and absolute discretion, may deem this agreement to be terminated by us without cause. Upon such termination, Mr. La Perch will be entitled to receive his base salary for the remaining term of his employment agreement, all previously earned and accrued entitlements and benefits from us and our employee benefit plans and an amount equal to 25% of Mr. La Perch's base salary. In addition, upon termination of Mr. La Perch's employment without cause within one year of a change in control, all of the outstanding unvested options granted to Mr. La Perch shall become immediately exercisable. Mr. La Perch has agreed not to compete with us or any affiliated company for a period of two years following termination of his employment agreement.

      Tuan Employment Agreement. Mr. Tuan's employment agreement with our wholly owned subsidiary AboveNet Communicaitons Inc., dated as of June 22, 1999 and effective as of September 8, 1999 has sets forth the terms of his employment as Chief Executive Officer of AboveNet and has a three-year term expiring on September 8, 2002. After the initial term of employment, the employment agreement will be automatically renewed for successive one-year periods unless terminated by either party upon written notice given not less than three months prior to the expiration of the then current term. Under this employment agreement, Mr. Tuan receives certain compensation and benefits including, but not limited to, an annual base salary of $250,000 for each year of the term and will be increased by at least 10% in each year of the term unless our board of directors determines in its sole discretion to compensate Mr. Tuan at a higher rate. The employment agreement also provides for an annual bonus of $150,000 based upon performance targets established by our board of directors at the beginning of each employment year.

      The employment agreement may be terminated in the event of Mr. Tuan's death or disability, for cause or as a result of a material breach by us (including if Mr. Tuan is not elected to our board of directors). If Mr. Tuan's employment agreement is terminated for cause, he will be entitled to receive only his base salary through the date of termination and any previously accrued and unpaid benefits. If the employment agreement is terminated for death or disability, Mr. Tuan will be entitled to base salary through the date of termination and any additional compensation to which he is entitled, prorated to the date of termination and any additional compensation to which he is entitled, prorated to the date of termination. If the employment agreement is terminated without cause by us or upon a material breach of the agreement by us, Mr. Tuan is entitled to base salary through the date of termination, any additional compensation to which he is entitled prorated to the date of termination, continuing payments of base salary for 18 months following termination, coverage for Mr. Tuan and his dependents for two years under certain insurance plans sponsored by us or AboveNet, and immediate vesting of all stock options.

      The employment agreement subjects Mr. Tuan during, and for 18 months after the termination of, his employment to a restriction on, among other things, directly or indirectly competing with AboveNet by serving as an officer, director or employee of, or consultant to, any competitor of ours or AboveNet that sells or offers to sell any products or services which compete with those offered or sold by us or AboveNet. He is also restricted in his dealings with customers of ours and AboveNet.

      Finkelstein Employment Agreement and Consulting Agreement. Mr. Finkelstein's employment agreement, dated as of April 30, 1997, expired pursuant to its terms on April 30, 2000. Mr. Finkelstein has agreed not to compete with us for a period of one year following termination of his employment agreement. During this non-compete period, Mr. Finkelstein will be entitled to receive an amount equal to his base salary of $375,000, plus an amount equal to $100,000 representing one year's bonus and an amount equal to $18,000 representing one year's automobile allowance.

      In addition, we have entered into a consulting agreement with Howard Finkelstein LLC, a limited liability company controlled by Mr. Finkelstein. The consulting period commenced on April 30, 2000 and expires on May 1, 2001. Under the terms of the consulting agreement Mr. Finkelstein is entitled to receive a consulting fee of $125,000. In addition, on April 12, 2000, Mr. Finkelstein received an option to purchase 600,000 shares of our class A common stock at an exercise price of $28.3125 per share which was the fair market value on the date of grant. The option was 25% vested on the date of grant and vests 25% on each anniversary of the grant date until fully vested.

      Galluccio Employment Agreement. Mr. Galluccio's employment agreement, dated as of August 31, 1998, expired pursuant to its terms on August 31, 2000. Mr. Galluccio is also entitled to receive an annual incentive bonus, which is dependent upon our performance, to be determined by the compensation committee of the board of directors. If approved by the compensation committee, the incentive bonus has a target of 20% of Mr. Galluccio's base salary. Mr. Galluccio's employment agreement also provides for other employee benefits such as the right to participate in all group health and insurance programs. In addition, Mr. Galluccio was granted options to purchase

300,000 shares of our class A common stock at an exercise price of $5.25 per share. These shares have been registered under the Securities Act on Form S-8.

      Mr. Galluccio has agreed not to compete with us or any affiliated company for a period of two years following the termination of his employment agreement.

Indemnification Agreements

      We have entered into indemnification agreements with certain officers and directors. The indemnification agreements provide for indemnification of such directors and officers to the fullest extent authorized or permitted by law. The indemnification agreements also provide that:

      o we will advance all expenses incurred by the director or officer in defending certain litigation;

      o we will appoint in specified circumstances an independent legal counsel to determine whether the director or officer is entitled to indemnification; and

      o we will continue to maintain directors' and officers' liability insurance, which currently consists of $25.0 million of primary coverage.

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock. Those officers, directors and stockholders are required by the regulations of the Securities and Exchange Commission to furnish us with copies of all reports that they file under Section 16(a). To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to those officers, directors and stockholders were complied with by such persons during fiscal year 2000, except that Mr. Tanzi inadvertently failed to file, when due, two Form 4s relating to five transactions during fiscal year 2000.

Compensation Committee Interlocks and Insider Participation

      The compensation committee of our board of directors consists of David Rockefeller and Leonard White. Neither member of the compensation committee served as an officer or employee of Metromedia Fiber Network or any of its subsidiaries during fiscal year 2000. There were no material transactions between us and any of the members of the compensation committee during fiscal year 2000.

Compensation Committee Report on Compensation

      The compensation committee of the board of directors is comprised entirely of independent directors as defined by Rule 4200(a)(15) of the NASD listing standards and is responsible for developing and making recommendations to the board with respect to our executive compensation policies.

      The following report of the compensation committee discusses our executive compensation policies and the basis of the compensation paid to our executive officers in fiscal year 2000:

            In general, the compensation committee seeks to link the compensation paid to each executive officer to their performance. Within these parameters, the executive compensation program attempts to provide an overall level of executive compensation that is competitive with companies of comparable size and with similar market and operating characteristics.

            There are three elements in Metromedia Fiber Network's executive total compensation program, all determined by individual and corporate performance as specified in the various employment agreements:

            o     Base salary;

      o     Annual incentive; and

      o     Long-term incentive.

Base Salary

      The Summary Compensation Table shows amounts earned during fiscal year 2000 by Metromedia Fiber Network's named executive officers. The base compensation of the executive officers is set by the terms of their respective employment agreements. Metromedia Fiber Network established base salaries prior to its initial public offering in 1997 for Mr. Garofalo's executive employment agreement. Metromedia Fiber Network established the base salaries for Mr. Tanzi's employment agreement, which expired by its terms in August 2000, in September 1998, for Mr. Benedetto's current employment agreement in August of 2000 and for Mr. La Perch's employment agreement in November 2000. Mr. Tuan's base salary was established by his employment agreements with AboveNet Communications Inc. Ms. Kessel is employed by Metromedia Company and does not receive a salary from Metromedia Fiber Network.

      Each executive officer is entitled to an annual incentive bonus as determined by the compensation committee based on their respective performance during the previous calendar year. The cash bonuses awarded to the company's executive officers in fiscal year 2000 were determined based on provisions of their respective employment agreements and approved by the compensation committee.

Long-term Incentives

      Metromedia Fiber Network grants long-term incentive awards periodically to align a significant portion of the executive compensation program with shareholder interests. Executives are eligible to participate in the 1997 and 1998 Incentive Stock Plans. On January 10, 2000 and November 30, 2000, the compensation committee approved and the company granted to Mr. La Perch, President-Enterprise Services, stock options to purchase 330,000 and 75,000 shares of class A common stock at an exercise price of $25.125 and $11.6875 per share, respectively. Also on November 30, 2000, the compensation committee approved and the company granted to Mr. Benedetto, Chief Financial Officer, stock options to purchase 75,000 shares of class A common stock at an exercise price of $11.6875 per share, which was the fair market value on the date of grant. On January 14, 2000 the compensation committee approved and the company granted to each of Ms. Silvia Kessel, Executive Vice President and Mr. Sherman Tuan, Chief Executive Officer of AboveNet Communications, Inc., stock options to purchase 200,000 shares of class A common stock at an exercise price of $28.5625 per share, which was the fair market value of such shares on the date of grant. On April 12, 2000, the company granted options to purchase 300,000 shares of class A common stock to Mr. Howard Finkelstein, former Chief Operating Officer and president at an exercise price of $28.3125 per share, which was the fair market value of such shares on the date of grant.

      Chief Executive Officer Compensation. The Summary Compensation Table shows amounts earned during fiscal year 2000 by Metromedia Fiber Network, Inc.'s Chairman and Chief Executive Officer, Stephen A. Garofalo. Mr. Garofalo's employment agreement sets his base compensation. During fiscal year 2000, Mr. Garofalo was paid a bonus of $100,000 in accordance with the terms of his employment agreement. In addition, Mr. Garofalo was awarded options to purchase 700,000 shares of class A common stock at an exercise price of $28.5625 per share which was the fair market value of such shares on the date of grant.

      Compliance with Internal Revenue Code Section 162(m). One of the factors the compensation committee considers in connection with compensation matters is the anticipated tax treatment to the company and to the executives of the compensation arrangements. The deductibility of certain types of compensation depends upon the timing of an executive's vesting in, or exercise of, previously granted rights. Moreover, interpretation of, and changes in, the tax laws and other factors beyond the compensation committee's control also affect the deductibility of compensation. Accordingly, the compensation committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

      The foregoing report of the compensation committee shall not be deemed to be incorporated by reference into any filing of Metromedia Fiber Network under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Metromedia Fiber Network specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                                        Submitted by the Compensation Committee
                                        of Metromedia Fiber Network, Inc.'s
                                        Board of Directors as of April 4, 2001


                                        Leonard White
                                        David Rockefeller

Performance Graph

      The following graph sets forth the total stockholder return on our class A common stock as compared to the Nasdaq Stock Market Composite Index, a broad based capitalization-weighted index of all NASDAQ National Market and Smallcap Stocks, and the NASDAQ Telecommunications Stock Index, a capitalization-weighted index designed to measure the performance of all NASDAQ stocks in the telecommunications sector, for the period commencing on October 29, 1997, the date of our initial public offering, and ending December 31, 2000. The total stockholder return assumes $100 invested on October 29, 1997 in Metromedia Fiber Network's class A Common Stock, the Nasdaq Stock Market Composite Index and the NASDAQ Telecommunications Stock Index, and reinvestment of dividends paid.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
         METROMEDIA FIBER NETWORK, INC., NASDAQ STOCK MARKET COMPOSITE
                INDEX AND NASDAQ TELECOMMUNICATIONS STOCK INDEX

                            [MOUNTAIN GRAPH OMITTED]

                                     10/29/1997  12/31/97   12/31/98    12/31/99    12/31/2000
                                     ----------  --------   --------    --------    ----------
Metromedia Fiber Network, Inc. ..        100        104        838        2,397        1,103
NASDAQ Composite Index ..........        100         98        137          256          148
NASDAQ Telecomm Index ...........        100        104        170          346          158

                 PROPOSAL NO. 1--ELECTION OF CLASS A DIRECTORS

      The following table sets forth certain information with respect to the members of our board of directors, including the incumbent directors (Messrs. Garofalo and Tanzi) who have been nominated by the board of directors for re-election as class A directors at the annual meeting.

      The board of directors knows of no reason why any of its nominees will be unable or will refuse to accept election. If any nominee becomes unable or refuses to accept election, the board of directors will either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, proxies will be voted in favor of such nominee.

      The affirmative vote of the holders of a plurality of shares of class A3 common stock presented in person or represented by proxy at the annual meeting will be required to elect each of the class A directors to Metromedia Fiber Network's board.

                                                                                                 Class of      Director
Name, Principal Occupation For Past Five Years and Certain Directorships            Age         Directors        Since
------------------------------------------------------------------------            ---         ---------      --------
Nicholas M. Tanzi.................................................................   42          Class A         2000
      Mr. Tanzi has been our President and Chief Operating Officer since January
      2000 and a Director since April 2000. He served as Senior Vice President from August 1999 to January 2000 and as Senior Vice President--Sales from
      August 1997 to July 1999. Prior to joining Metromedia Fiber Network, Mr.
      Tanzi served as Vice President--Enterprise Networks Division at Fujitsu
      Business Communications Systems from March 1995 until July 1997.

Stephen A. Garofalo...............................................................   49          Class A         1993
      Mr. Garofalo founded Metromedia Fiber Network, Inc. in April 1993, and has
      been serving as Chairman of the Board since our inception and as Chief
      Executive Officer since October 1996 and served as President from 1993 to
      1996 and as Secretary from 1993 to 1997. From 1979 to 1993 Mr. Garofalo served as President and Chief Executive Officer of F. Garofalo Electric
      Co., Inc., an electrical contractor.

Silvia Kessel.....................................................................   50          Class B         1997
      Ms. Kessel has served on our Board of Directors since July 1997 and as
      Executive Vice President since October 1997. Ms. Kessel is a Director of
      Metromedia International Group, Inc. and has served as its Chief Financial
      Officer and Treasurer since 1995 and Executive Vice President since 1996.
      In addition, Ms. Kessel served as Executive Vice President of Orion
      Pictures Corporation, a motion picture production and distribution company, from January 1993 through July 1997 and Senior Vice President and
      Director from June 1991 to November 1992. Ms. Kessel has been Senior Vice
      President of Metromedia Company since 1994 and President of Kluge &
      Company since January 1994 and Managing Director from April 1990 to
      January 1994. Ms. Kessel is a Director and Executive Vice President of Big
      City Radio, Inc., an American Stock Exchange listed company that operates radio stations in New York, Los Angeles, Chicago and Phoenix. Ms. Kessel
      is also a Director of Liquid Audio, Inc.

                                                                                                Class of      Director
Name, Principal Occupation For Past Five Years and Certain Directorships           Age         Directors        Since
------------------------------------------------------------------------           ---         ---------      --------
John W. Kluge.....................................................................  86          Class B         1997
      Mr. Kluge has served on our Board of Directors since July 1997. Mr. Kluge has been the President and Chairman of Metromedia Company and its
      predecessor-in-interest, Metromedia, Inc. for over five years. Mr. Kluge has been the Chairman of the Board of Metromedia International Group, Inc.
      since 1995. In addition, Mr. Kluge was Chairman of the Board and a
      Director of Orion from 1992 until July 1997. He also serves as a Director of Conair Corporation and The Shubert Organization, Inc.

Stuart Subotnick..................................................................  59          Class B         1997
      Mr. Subotnick has served on our Board of Directors since July 1997. Mr.
      Subotnick has been the Vice Chairman of the Board of Metromedia
      International Group, Inc. since 1995 and President and Chief Executive
      Officer since December 1996. In addition, Mr. Subotnick served as Vice
      Chairman of the Board of Orion, Inc. from 1992 until July 1997. Mr.
      Subotnick has served as Executive Vice President of Metromedia Company, and its predecessor-in-interest, Metromedia, Inc., for over five years.
      Mr. Subotnick is also a director of Carnival Cruise Lines, Inc. and
      Chairman of the Board of Big City Radio, Inc.

David Rockefeller.................................................................  85          Class B         1997
      Mr. Rockefeller has served on our Board of Directors since October 1997.
      He currently serves as a member of the JPMorgan Bank's International
      Counsel, a Director of Shinsei Bank, Limited (since 2000), as Chairman of
      Rockefeller Center Properties, Inc. Trust (since 1995) and as a Director of Rockefeller & Co., Inc. (since 1994), a privately owned investment management firm, and its parent corporation, Rockefeller Financial
      Services, Inc. From 1961 to 1981, Mr. Rockefeller served as Chairman of
      The Chase Manhattan Corporation and The Chase Manhattan Bank, N.A. From
      1981 to 1995, he served as Chairman of Rockefeller Group, Inc.

Sherman Tuan......................................................................  47          Class B         1999
      Mr. Tuan has served on our Board of Directors since September 1999. Mr.
      Tuan, the founder of AboveNet Communications, Inc., has served as Chief
      Executive Officer and a Director of AboveNet Communications, Inc. since
      March 1996 and President until January 1998. Mr. Tuan was President of
      InterNex Information Services, Inc., an internet infrastructure provider, from November 1994 to October 1995 and from February 1994 to November 1995 was President of Tiara Computer, Inc., a network equipment manufacturer, which merged with InterNex Information Services, Inc. in November 1994.
      From January 1992 to June 1993, Mr. Tuan was Vice President of Worldwide
      Sales and Marketing of Primus Technologies, Inc., a provider of problem resolution and knowledge management software, and President of Celerite
      Graphics, Inc., a manufacturer of video chips. Mr. Tuan received an
      Electrical Engineering degree from Feng-Chia University in Taiwan. Mr.
      Tuan is a member of the board of directors of the following technology companies e21 Corp., Broadmedia, Inc., United Connections, Inc., d/b/a
      Blue Silicon and US Dataport, Inc.

                                                                                                Class of      Director
Name, Principal Occupation For Past Five Years and Certain Directorships           Age         Directors        Since
------------------------------------------------------------------------           ---         ---------      --------
David Rand........................................................................  38          Class B         1999
      Mr. Rand has served on our Board of Directors since September 1999 and as
      Executive Vice President since July 2000, and from November 1999 to June
      2000 as Chief Technology Officer and Senior Vice President. Mr. Rand
      served as AboveNet's Chief Technology Officer from March 1996 to November
      1999, initially as a consultant, and from May 1998 as an employee. Mr.
      Rand has served as a member of the Internet Engineering Task Force for the past seven years. Mr. Rand authored rfc 1962 and rfc 1663, developed the
      EtherValve technology, ASAP and APS, as well as co-developed MRTG. From
      September 1995 to May 1998, Mr. Rand was an engineer at Cisco Systems,
      Inc., a router manufacturer. From February 1994 to August 1995, Mr. Rand was an engineer at Innovative Systems and Technologies, a video compression company. From October1993 to February 1994, Mr. Rand was a software engineer at Novell, Inc., a network server company.

Leonard White.....................................................................  61          Class B         1997
      Mr. White has served on our Board of Directors since October 1997. Mr.
      White has served as President and Chief Executive Officer of Rigel
      Enterprises, Inc., a private investment management firm, since July 1997.
      Mr. White served as President and Chief Executive Officer of Orion, Inc.
      from 1992 until 1997 and as President and Chief Executive Officer of Orion
      Home Entertainment Corporation from 1987 to 1992. Mr. White also serves as a Director of Metromedia International Group, Inc. and Big City Radio,
      Inc.

David A. Persing .................................................................  43          Class B         2001
      Mr. Persing has served on our Board of Directors since January 2001. Mr.
      Persing has served as an Executive Vice President, General Counsel and
      Secretary of Metromedia International Group, Inc. since January 2001. Mr.
      Persing has been a Director, Executive Vice President, General Counsel and
      Secretary of Big City Radio, Inc. since January 2001. Mr. Persing has been
      Senior Vice President, Secretary and General Counsel of Metromedia Company
      since January 2001. Mr. Persing served as Senior Vice President and
      General Counsel of Smith Management LLC, a private investment firm, for more than five years preceding November 2000.

John Steele Chalsty...............................................................  67          Class B         2001
      Mr. Chalsty has served on our Board of Directors since March 2001. Mr.
      Chalsty is currently a senior advisor to Credit Suisse First Boston. He had been with DLJ since 1969, where he began as an oil analyst. Mr.
      Chalsty was elected as President and Chief Executive Officer of DLJ in
      1986. He was elected Chairman and Chief Executive Officer in 1996, served as CEO until 1998 and Chairman until the merger with Credit Suisse First
      Boston. Mr. Chalsty also served as Vice Chairman of the New York Stock
      Exchange from 1990 to 1994 and as a Director of the Exchange from 1988 to
      1994. He is currently a member of the Board of Directors of AXA Financial,
      Inc., Occidental Petroleum Corporation, Sappi Ltd. and IBP, Inc.

      THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF CLASS A COMMON STOCK VOTE "FOR" THE ELECTION OF MESSRS. GAROFALO AND TANZI AS CLASS A DIRECTORS OF METROMEDIA FIBER NETWORK.

                        PROPOSAL NO. 2--RATIFICATION OF
                    THE APPOINTMENT OF INDEPENDENT AUDITORS

      The board of directors has appointed the firm of Ernst & Young LLP, independent auditors, to audit our consolidated financial statements for the fiscal year ending December 31, 2001, subject to ratification by our stockholders.

      A partner of Ernst & Young LLP is expected to be present at the annual meeting and to be provided with an opportunity to make a statement if such partner desires to do so and to be available to respond to appropriate questions from stockholders.

      Audit Fees. The aggregate fees billed for professional services rendered for the audit of our annual financial statements by Ernst & Young LLP for fiscal year 2000 and for the reviews of the financial statements included in our Forms 10-Q for fiscal year 2000 were $350,000.

      All Other Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP other than the audit fees were $820,000. Such services included audit services related to the filing of registration statements and statutory reporting requirements and tax consulting services. The audit committee has considered whether the provision of such services by Ernst & Young LLP is compatible with maintaining auditor independence and has determined that it is.

      If the stockholders do not ratify the appointment Ernst & Young LLP as independent auditors for the forthcoming fiscal year, such appointment will be reconsidered by the audit committee and the board of directors.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF OUR CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                   ANNUAL REPORT; INCORPORATION BY REFERENCE

      We are mailing our annual report on Form 10-K for the fiscal year ended December 31, 2000 (which contains our audited consolidated financial statements) to stockholders together with this proxy statement. To the extent this proxy statement has been or will be specifically incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled "Compensation Committee Report on Compensation," "Audit Committee Report" and "Performance Graph" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

      Upon the oral or written request of any stockholder of record on the record date, we will supply a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2000 (excluding exhibits), as filed with the Securities and Exchange Commission, without charge. You should direct requests to Metromedia Fiber Network, Inc., One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention: Robert J. Sokota, Secretary.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

      Any stockholder who wishes to present a proposal at the 2002 annual meeting of stockholders, and who wishes to have such proposal included in our proxy statement for that meeting, must deliver a copy of such proposal to Metromedia Fiber Network, Inc., One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention: Robert J. Sokota, Secretary, no later than December 10, 2001; provided, however, that if the 2002 annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2001 annual meeting of stockholders, any stockholder who wishes to have a proposal included in our proxy statement for that meeting must deliver a copy of the proposal to us a reasonable time before the proxy solicitation is made. We reserve the right to decline to include in our proxy statement any stockholder's proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

                                 OTHER BUSINESS

      The board of directors does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

      PLEASE EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY FORM. You may later revoke the proxy and, if you are able to attend the meeting, you may vote your shares in person.

                                        By Order of the Board of directors,


                                        /s/ Robert J. Sokota

                                        Robert J. Sokota
                                        Secretary

April 11, 2001

                                                                         Annex A

                         METROMEDIA FIBER NETWORK, INC.

                            AUDIT COMMITTEE CHARTER

Organization

      The Board of Directors has established an Audit Committee. The Audit Committee must be composed of at least three directors.

Statement of Policy

      The Audit Committee shall provide advice and assistance to the Board and its members in fulfilling their responsibilities to the shareholders and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, the Audit Committee shall communicate freely and openly with the directors, the independent auditors, and the financial management of the Company.

Membership

      The Committee shall be comprised of at least three members who are independent of the management of the Company and are free of any relationship that would interfere with their ability to make independent judgments as an Audit Committee member.

      Each member shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the audit committee. At least one member of the audit committee must have employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Meeting

      The Committee shall meet at least quarterly generally before regular Board of Directors meetings. In no event will any quarterly or annual report on Form 10-Q or Form 10-K, respectively, be filed prior to approval of such report by the audit committee. The Committee may ask members of management or others to attend any meeting of the Audit Committee and provide pertinent information as its members may deem necessary.

      The agenda for each meeting will be prepared by the secretary of the Company and, whenever reasonably practicable, circulated to each member prior to the meeting. A meeting may be held by telephone or action may be taken without a meeting by unanimous written consent setting forth the action so taken, signed by the members of the Audit Committee.

      As part of its job to foster open communication, the Audit Committee shall meet at least annually with management and the independent auditor to discuss the quality of the Company's accounting, including internal control procedures, financial disclosures, and the Company's accounting principles and their application.

Responsibilities

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to assure the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

      In carrying out these responsibilities, the Audit Committee shall:

- Ensure receipt from the independent auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1, and shall engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the full Board take, appropriate action to oversee the independence of the independent auditor.

- Review and recommend to the directors the independent auditors to be selected (or nominate the independent auditor to be proposed for shareholder approval in any proxy statement) to audit the financial statements of the Company and its divisions and subsidiaries and to evaluate, and, where appropriate, replace the independent auditor.

- Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

- Review with the independent auditors and the Company's financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed unauthorized, illegal or otherwise improper.

- Receive, a reasonable time prior to each meeting so as to permit meaningful review, a draft of the Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

- Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review any proposed changes in accounting principles.

- Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

- Provide an open avenue of communication among the independent auditors and the board of directors.

- Submit the minutes of all the meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting, with the board of directors.

- Fully, fairly, and timely disclose all material developments to the board of directors.

- Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

      While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the committee to resolve disagreement, if any, between management and the independent auditors or to ensure that the Company complies with all laws and regulations and its Code of Conduct.

      Nothing contained in this charter is intended to, or should be construed as, creating any responsibility or liability of the members of the Committee except to the extent otherwise provided under the Delaware law which shall continue to set the legal standard for the conduct of the members of the Committee.

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PROXY                                                                      PROXY

                         METROMEDIA FIBER NETWORK, INC.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
           BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2001

      The undersigned hereby appoints Gerard Benedetto, Robert Sokota and Nicholas M. Tanzi, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side at the annual meeting of the stockholders of Metromedia Fiber Network, Inc., to be held on May 11, 2001 at 10:00 a.m., local time, on the Concourse Level, 1285 Avenue of the Americas, New York, New York, 10019, and any and all adjournments thereof, all of the shares of common stock, par value $.01 per share, of Metromedia Fiber Network, Inc., according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the proposals set forth on the reverse side, as more fully set forth in the Proxy Statement.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS

      PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                   (Please date and sign on the reverse side)

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                            ^ FOLD AND DETACH HERE ^

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

--------------------------------------------------------------------------------
                                                                Please mark
                                                               your votes as |X|
                                                                indicated in
                                                                this example

1.    Election of Director - Nominees:
            Stephen A. Garofalo
            and Nicholas M. Tanzi

      FOR all nominees                 WITHHOLD AUTHORITY
    (except as marked to                  to vote for
        the contrary)                     all nominees

            |_|                                |_|


___________________________________________________
Nominees Exception

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the above list.

2. The ratification of the appointment of Ernst & Young, LLP as independent auditors for the year ending December 31, 2001

                           FOR    AGAINST    ABSTAIN

                           |_|      |_|        |_|

IMPORTANT: Please sign exactly as name appears on this card. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title.

Date:________________________________________, 2001


___________________________________________________
Signature

___________________________________________________
Please Print Name Here


___________________________________________________
Signature

___________________________________________________
Please Print Name Here

THIS PROXY WHEN PROPERLY EXECUTED WILL VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSALS NO. 1 AND 2. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.
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                            ^ FOLD AND DETACH HERE ^

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